EXHIBIT (4f)

Keyport

Life Insurance Company

A Stock Company

If this Contract is In Force on the Income Date, We will begin making Income Payments to the Annuitant. We will make such payments according to the terms of this Contract.

RIGHT TO EXAMINE CONTRACT: You may return this Contract to Us or the agent through whom You purchased it within 10 days after You receive it. If so returned, We will treat the Contract as though it were never issued. Upon receipt We will promptly refund the Contract Value as of the date the returned Contract is received by Us plus any charges We may have previously deducted.

This is a legal contract between You and Us.

Read This Contract Carefully.

Read This Contract Carefully.

Signed: ________________________ ________________________

Secretary President

Variable Annuity Contract

Flexible Purchase Payments

Deferred Income Payments

Nonparticipating -- No Dividends

INCOME PAYMENTS AND OTHER VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THIS IS EXPLAINED FURTHER ON PAGES 11 AND 18.

Table of Contents

Definitions

Accumulation Period: The period prior to the Income Date during which Purchase Payments may be made by a Contract Owner.

Accumulation Unit: An accounting unit used to calculate a Contract Owner's interest in a Sub-account of the Variable Account during the Accumulation Period.

Adjusted Contract Value: The Contract Value less the Contract Maintenance Charge and any applicable taxes relating to the Contract. This amount is applied to the Annuity Tables to determine Income Payments.

Annuitant: The natural person on whose life Income Payments are based, and to whom any Income Payments will be made starting on the Income Date.

Annuity Options: Options available for Income Payments.

Income Payments: The series of payments made to the Annuitant, starting on the Income Date, under the Annuity Option selected.

Annuity Period: The period after the Income Date during which Income Payments are made.

Annuity Unit: An accounting unit used to calculate Variable Annuity payments during the Annuity Period.

Beneficiary: The person(s) or entity(ies) who controls the Contract if any Contract Owner dies before the Income Date.

(Definitions continue on Page 4)

KEYPORT LIFE INSURANCE COMPANY

125 High Street, Boston, MA 02110

Contract Schedule

CONTRACT OWNER: [John Doe, male, 1/1/40]

JOINT CONTRACT OWNER: [Jane Doe, female, 2/29/40]

ANNUITANT: [John Doe, male 1/1/40]

CONTINGENT ANNUITANT: [Jane Doe, female, 2/29/40]

COVERED PERSONS: [John Doe, male, 1/1/40], [Jane

Doe, female, 2/29/40][Annuitant]

CONTRACT NUMBER: [99999999]

INITIAL PURCHASE PAYMENT: [$25,000]

MINIMUM INITIAL PAYMENT: $25,000

MINIMUM ADDITIONAL PAYMENT: $250 ($50 for EFT payment)

CONTRACT DATE: [4/1/95]

ISSUE STATE: [Rhode Island]

IRS PLAN TYPE: [Non-Qualified]

INCOME DATE: [11/1/2010]

Charges

Distribution Charge: None

Administrative Charge: We deduct 0.000411% of the assets in each Variable Account Sub-Account on a daily basis (equivalent to an annual rate of 0.15%) to compensate Us for a portion of Our administrative costs.

Mortality and Expense Risk Charge: We deduct 0.003403% of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of 1.25%) for Our mortality and expense risks.

Contract Maintenance Charge: We charge $36 to cover a portion of Our ongoing Contract maintenance expenses. The charge is incurred at the beginning of the Contract Year and is deducted on each Contract Anniversary and at the time of total surrender.

Transfer Charge: Currently none; however, We reserve the right to charge $25 for a transfer if You make more than 12 transfers per Contract Year.

Surrender Charge: None

Initial Purchase Payment Allocation

Currently, You may select 21 Sub-accounts and the Fixed Account. We reserve the right to increase or decrease the number of available Sub-accounts. The minimum You may allocate to any Sub-account or the Fixed Account is 5% of any Purchase Payment. Your initial Purchase Payment has been invested as follows:

[AIM Capital Appreciation x%

AIM Growth x%

AIM International x%

Alliance Global Bond x%

Alliance Growth and Income x%

Alliance Premier Growth x%

Alliance Real Estate x%

Colonial Growth and Income x%

Colonial High Yield Securities x%

Colonial Small Cap Value x%

Colonial Strategic Income x%

Colonial U.S. Stock x%

Liberty All-Star x%

MFS Bond x%

MFS Emerging Growth x%

MFS Research x%

Stein Roe Balanced x%

Stein Roe Global Utilities x%

Stein Roe Growth Stock x%

Stein Roe Money Market x%

Stein Roe Special Venture x%

Fixed Account x%]

Transfer Guidelines

Number of Transfers and Transfer Charge: Currently, You are permitted unlimited transfers per Contract Year during the Accumulation Period and unlimited transfers during the Annuity Period. We reserve the right to change, upon notice, the frequency of transfers You may make. We also reserve the right to impose a charge for any transfer in excess of 12 per Contract Year. The transfer charge is shown in the Charges section of the Contract Schedule.

Minimum amount to be transferred: None.

Minimum amount which must remain in a Sub-account after transfer: None.

Partial Withdrawals

You may make partial withdrawals during the Accumulation Period without incurring a surrender charge, as follows:

(1) In any Contract Year You may withdraw an aggregate amount not to exceed, at the time of withdrawal:

(a) the Contract Value, less

(b) the portion of Your Purchase Payments not previously

withdrawn; and

(2) In any Contract Year after the first, You may also withdraw the positive difference, if any, between the amount withdrawn

pursuant to (1) above in any such subsequent year and 10% of

Your Contract Value as of the preceding Contract Anniversary.

We will collect the surrender charge shown on the Contract Schedule with respect to partial withdrawals in excess of the amounts described in (1) and (2) above.

Minimum withdrawal amount: $300, unless the withdrawal is made pursuant to Our systematic withdrawal program, in which case the minimum withdrawal is $100.

Minimum Contract Value which must remain after a partial withdrawal: $2,500.

Death Benefits

Adjustment of Contract Value

When We receive due proof of death of the Contract Owner, any Joint Contract Owner, or the Annuitant if the Contract Owner is a non-natural Person, We will compare, as of the date of death, the Contract Value to the Death Benefit amount defined in this Schedule. If the Contract Value is less than the Death Benefit, We will increase the current Contract Value by the amount of the difference. Any amount credited will be allocated to the Variable Account and/or the Fixed Account based on the Purchase Payment allocation that is in effect when We receive due proof of death.

Death Benefit Amount

Contract Anniversary Death Benefit

On the Contract Date, the Death Benefit is the initial Purchase Payment. On subsequent Valuation Dates, the Death Benefit is calculated as follows:

(1) (a) Start with the Death Benefit from the Contract Date;

(b) Add to (a) any additional Purchase Payments paid since

the Contract Date and subtract from (a) any partial

withdrawals (including any associated surrender charge

incurred) made since the Contract Date;

(2) (a) Determine the Contract Value for each Contract

Anniversary (the "Anniversary Value") before the 81st

birthday of the Contract Owner or, if the Contract Owner

is a non-natural Person, the Annuitant;

(b) Increase each "Anniversary Value" by any Purchase

Payments made after that Value's Anniversary;

(c) Decrease each "Anniversary Value" by the following amount calculated at the time of each partial withdrawal made

after that Value's Anniversary: (i) the partial

withdrawal amount (including any associated surrender

charge incurred) divided by the Contract Value

immediately preceding the withdrawal, (ii) multiplied by

the "Anniversary Value" immediately preceding the

withdrawal;

(d) Select the highest "Anniversary Value" after the

adjustments in (b) and (c) above;

(3) Set the Death Benefit equal to the greater of (1) and (2).

If there is a change of Contract Owner, the new Contract Owner's age will be used to determine the amount in (2) above.

The Variable Separate Account

Sub-accounts investing in shares of mutual funds

Variable Account A is a unit investment trust variable separate account, organized in and governed by the laws of the State of Rhode Island. Variable Account A is divided into Sub-accounts. Each Sub-account listed below invests in shares of the corresponding Portfolio of the Eligible Fund shown.

Eligible Funds of AIM Insurance

Funds and Variable Account

Sub-Accounts Investment Objective

AIM Capital Appreciation Capital appreciation through

(AIM Capital Appreciation investments in common stocks,

Sub-Account) with emphasis on medium-sized

and smaller emerging growth

companies.

AIM Growth Growth of capital through

(AIM Growth Sub-Account) investments primarily in

common stocks of leading U.S.

companies considered by AIM

to have strong earnings

momentum.

AIM International Equity Long-term growth of capital

(AIM International Equity by investing in international

Sub-Account) equity securities, the issuers

of which are considered by AIM

to have strong earnings

momentum.

Eligible Funds of Alliance Series

Fund and Variable Account

Sub-Accounts Investment Objective

Alliance Global Bond A high level of return from a

(Alliance Global Bond combination of current income and

Sub-Account) capital appreciation by investing

in a globally diversified portfolio

of high quality debt securities

denominated in the U.S. Dollar and

a range of foreign currencies.

Alliance Growth and Income Balance the objectives of

(Alliance Growth and Income reasonable current income and

Sub-Account) reasonable opportunities for

appreciation through investments

primarily in dividend-paying

common stocks of good quality.

Alliance Premier Growth Growth of capital rather than

(Alliance Premier Growth current income.

Sub-Account)

Alliance Real Estate Total return on its assets through

(Alliance Real Estate Sub- long-term growth of capital and

Account) income principally through

investing in a portfolio of equity

securities of issuers that are

primarily engaged in or related to

the real estate industry.

Eligible Funds of Liberty Trust

and Variable Account

Sub-Accounts Investment Objective

Colonial Growth and Income Primarily income and long-term

(Colonial Growth and Income capital growth and, secondarily,

Sub- Account)(formerly named preservation of capital.

Colonial-Keyport Growth and

Income Fund)

Colonial High Yield Securities High current income and total

(Colonial High Yield Securities return by investing primarily

Sub-Account) in lower rated corporate debt

securities.

Colonial Small Cap Value Long-term growth by investing

(Colonial Small Cap Value in smaller capitalization

Sub-Account) equity securities.

Colonial Strategic Income A high level of current income, as

(Colonial Strategic Income is consistent with prudent risk and

Sub-Account)(formerly named maximizing total return, by

Colonial-Keyport Strategic diversifying investments primarily

Income Fund) in U.S. and foreign government and

high yield, high risk corporate debt securities.

Colonial U.S. Stock Long-term capital growth by

(Colonial U.S. Stock Sub-Account) investing primarily in large

(formerly named Colonial-Keyport capitalization equity securities.

U.S. Stock Fund)

Liberty All-Star Equity Total investment return, comprised

(Liberty All-Star Equity Sub-Account) of long-term capital appreciation and current income, through

investment primarily in a

diversified portfolio of equity

securities.

Stein Roe Global Utilities Current income and long-term growth

(Stein Roe Global Utilities of capital and income.

Sub-Account)(formerly named

Colonial-Keyport Utilities Fund)

Eligible Funds of MFS Trust

and Variable Account

Sub-Accounts Investment Objective

MFS Bond High level of current income

(MFS Bond Sub-Account) as is believed consistent

with prudent investment risk

and secondarily to protect

shareholders' capital.

MFS Emerging Growth Long-term growth of capital.

(MFS Emerging Growth Sub-Account)

MFS Research Long-term growth of capital and

(MFS Research Sub-Account) future income.

Eligible Funds of SteinRoe Trust

and Variable Account

Sub-Accounts Investment Objective

Stein Roe Balanced High total investment return

(Stein Roe Balanced through investment in a changing

Sub-Account) (formerly named SteinRoe mix of securities.

Managed Assets Fund)

Stein Roe Growth Stock Long-term growth of capital through

(Stein Roe Growth Stock investment primarily in common

Sub-Account)(formerly named SteinRoe stocks.

Managed Growth Stock Fund)

Stein Roe Money Market High current income from short-term

(Stein Roe Money Market money market instruments while

Sub-Account)(formerly named SteinRoe emphasizing preservation of capital

Cash Income Fund) and maintaining excellent

liquidity.

Stein Roe Special Venture Capital growth by investing

(Stein Roe Special Venture primarily in common stocks,

Sub-Account)(formerly named SteinRoe convertible securities, and other

Capital Appreciation Fund) securities selected for prospective capital growth.

Sub-accounts investing directly in securities: None.

The Fixed Account

The Fixed Account is part of Our General Account, which consists of all of Our assets except the assets of the Variable Account and the assets of other separate accounts that We maintain. Subject to applicable law, We have sole discretion over investments of the assets of the Fixed Account. If You allocate assets to the Fixed Account, Your accumulation values and Income Payments will have guaranteed minimums.

Before the Income Date, Your interest in the Fixed Account is measured by the Fixed Account Value. When Income Payments begin, the payee's interest in the Fixed Account is measured by the amount of each periodic payment.

Benefits from the Fixed Account will not be less than the minimum values required by any law of the jurisdiction where the Contract is delivered.

Purchase Payments will be allocated to the Fixed Account in accordance with Your selection on the Contract Date. You may change such selection by Written Request.

The Fixed Account Value at any time is equal to:

(1) all Purchase Payments allocated to the Fixed Account plus the interest subsequently credited on those payments; plus

(2) any Variable Account Value transferred to the Fixed Account plus the interest subsequently credited on the transferred

value; less

(3) any prior partial withdrawals from the Fixed Account; less

(4) any Fixed Account Value transferred to the Variable Account.

We will credit interest to Purchase Payments allocated to the Fixed Account at rates declared by Us for Guarantee Periods of one or more years from the month and day of allocation. The minimum Guaranteed Interest Rate is 3% per year.

Definitions (continued)

Contract Anniversary: An anniversary of the Contract Date.

Contract Date: The date a Contract is issued to a Contract Owner. The Contract Date is shown on the Contract Schedule.

Contract Owner: The Person who owns the Contract. Any Joint Contract Owners and the Contract Owner own the Contract equally with rights of survivorship.

Contract Value: The sum of the Contract Owner's interest in the Sub-accounts of the Variable Account and the Fixed Account, if available, during the Accumulation Period.

Contract Year: The first Contract Year is the annual period which begins on the Contract Date. Subsequent Contract Years begin on each Contract Anniversary.

Eligible Fund: An investment entity shown on the Contract Schedule.

Fixed Account: The account We establish to support Fixed Allocations. The Contract Schedule shows whether the Fixed Account is available under the Contract.

Fixed Account Value: The value of all Fixed Account amounts accumulated under this Contract prior to the Income Date.

Fixed Allocation: An amount allocated to the Fixed Account that is credited with a Guaranteed Interest Rate for a specified Guarantee Period.

Fixed Annuity: An annuity with a series of payments made during the Annuity Period which are guaranteed as to dollar amount by Us.

General Account: Our general investment account which contains all of Our assets except those in the Variable Account and Our other separate accounts.

Guaranteed Interest Rate: The effective annual interest rate which We will credit for a specified Guarantee Period.

Guarantee Period: The period of year(s) a rate of interest is guaranteed to be credited within the Fixed Account.

Income Date: The date on which Income Payments begin. The Income Date is shown on the Contract Schedule.

In Force: The status of a Contract before the Income Date so long as it has not been totally surrendered and there has not been a death of a Contract Owner or Joint Contract Owner that will cause the Contract to end within five years of the date of death.

Office: Our executive office shown on the Contract Schedule.

Person: A human being, trust, corporation, or any other legally recognized entity.

Portfolio: A series of an Eligible Fund which constitutes a separate and distinct class of shares.

Purchase Payment: A payment made by or on behalf of a Contract Owner with respect to a Contract.

Sub-account: Variable Account assets are divided into Sub-accounts. Assets of each Sub-account will be invested in shares of a Portfolio of an Eligible Fund, or directly in portfolio securities.

Valuation Date: Each day on which We and the New York Stock Exchange ("NYSE") are open for business, or any other day that the Securities and Exchange Commission requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Valuation Period: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Variable Account: Our Variable Account(s) shown on the Contract Schedule.

Variable Account Value: The value of all amounts in the Sub-accounts accumulated under this Contract prior to the Income Date.

Variable Annuity: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-accounts of the Variable Account.

We, Us, Our: Keyport Life Insurance Company.

Written Request: A request in writing, in a form satisfactory to Us, and received by Us at Our Office.

You, Your: The Contract Owner and any Joint Contract Owners.

General Provisions

Purchase Payments

The initial Purchase Payment is due on the Contract Date. It must be paid at Our Office in United States currency. Coverage under a Contract does not take effect until We have accepted the initial Purchase Payment during Your lifetime. Each Purchase Payment after the Contract Date must be at least the amount shown on the Contract Schedule. Provided the Contract Value under a Contract does not go to zero, a Contract will stay in force until the Income Date even if You make no payments after the initial one. We reserve the right to reject any subsequent Purchase Payment.

Allocation of Purchase Payments

Your initial Purchase Payment is allocated to the Sub-accounts of the Variable Account and to the Fixed Account, if available, in accordance with the selections made by You at the Contract Date. Unless otherwise changed by You, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of Purchase Payments is subject to the terms and conditions imposed by Us. We reserve the right to allocate initial Purchase Payments to the Money Market Sub-account until the expiration of the Right to Examine Contract period set forth on Page 1 of the Contract.

The Contract

This contract form, any attached copy of the application, and any attached riders or endorsements make up the entire contract between You and Us. All statements made by the Contract Owner or any Annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by You, a copy of which has been furnished to You, or to the Beneficiary.

Only Our President or Secretary may agree to change any of the terms of the Contract. Any changes must be in writing. Any change to the terms of a Contract must be in writing and with Your Consent, unless provided otherwise by the Contract.

To assure that the Contract will maintain its status as a variable annuity under the Internal Revenue Code, We reserve the right to change this Contract to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. You will be sent a copy of any such amendment as well as a copy of the regulatory change requiring the amendment. If the issue state shown on Page 3 is Connecticut or Massachusetts, such amendment will be filed for approval with the state's insurance supervisory official.

We reserve the right, subject to compliance with the law as currently applicable or subsequently changed, to: (a) operate the Variable Account in any form permitted under the Investment Company Act of 1940, as amended, (the "1940 Act"), or in any other form permitted by law; (b) take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act, or to comply with any other applicable law; (c) transfer any assets in any Sub-account to another Sub-account, or to one or more separate investment accounts, or the General Account; or to add, combine or remove Sub-accounts in the Variable Account; and (d) change the way We assess charges, so long as We do not increase the aggregate amount beyond that currently charged to the Variable Account and the Eligible Funds in connection with this Contract. If the shares of any of the Eligible Funds should become unavailable for investment by the Variable Account or if in Our judgment further investment in such Portfolio shares should become inappropriate in view of the purpose of the Contract, We may add or substitute shares of another mutual fund for the Portfolio shares already purchased under the Contract. No substitution of Portfolio shares in any Sub-account may take place without prior approval of the Securities and Exchange Commission and notice to the affected Contract Owners, to the extent required by the 1940 Act.

Contract Owner

The Contract Owner and any Joint Contract Owner are shown on Page 3. They may be changed by You. If You change an owner who is also the Annuitant, the owner being changed will still be the Annuitant.

You may exercise all rights of this Contract while it is In Force, subject to the rights of: (a) any assignee under an assignment filed with Us; and (b) any irrevocably-named beneficiary.

Joint Contract Owner

A Contract may be owned by Joint Contract Owners. Upon the death of any Contract Owner or Joint Contract Owner, the surviving owner(s) will be the primary Beneficiary(ies). Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us.

Annuitant

The Annuitant is the natural Person on whose life Income Payments are based. The Annuitant is the natural Person designated by You at the Contract Date, unless changed prior to the Income Date. Any change of Annuitant is subject to Our underwriting rules then in effect. The Annuitant may not be changed in a Contract which is owned by a non-natural Person. You may name a Contingent Annuitant. The Contingent Annuitant becomes the Annuitant if the Annuitant dies while this Contract is In Force. If the Annuitant dies and no Contingent Annuitant has been named, We will allow You sixty days to designate someone other than Yourself as Annuitant. You will be the Contingent Annuitant unless You name someone else. If the Contract is owned by a non-natural Person, the death of the Annuitant will be treated as the death of the Contract Owner and a new Annuitant may not be designated.

Beneficiary

The Beneficiary is the person who controls the Contract if any Contract Owner dies prior to the Income Date. If the Contract is owned by Joint Contract Owners, upon the death of any Contract Owner or Joint Contract Owner, the surviving owner(s) will become the primary Beneficiary. Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us. If You name more than one Person as Beneficiary or as Contingent Beneficiary, and do not state otherwise on an application or in a Written Request to Us, any non-survivors will not receive a benefit. The survivors will receive equal shares. Subject to the rights of any irrevocable Beneficiary, You may change the Beneficiary or Contingent Beneficiary. A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment We make or action We take before We receive the Written Request.

Change of Contract Owner, Beneficiary or Contingent Annuitant

While this Contract is In Force, You may by Written Request change the Contract Owner, Joint Contract Owner, Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably named Person may be changed only with the written consent of such Person. The change will be effective, following Our receipt of the Written Request, as of the date the Written Request was signed. The change will not affect any payments We make or actions We take prior to the time We receive the Written Request.

Assignment of the Contract

You may assign this Contract at any time while it is In Force. The assignment must be in writing and a copy must be filed at Our Office. Your rights and those of any revocably named Person will be subject to the assignment. An assignment will not affect any payments We make or actions We take before We receive the assignment. We are not responsible for the validity of any assignment.

Misstatement of Age or Sex

If the age or sex of the Annuitant or any payee has been misstated, We will compute the amount payable based on the correct age and sex. If Income Payments have begun, any underpayment(s) that have been made will be paid in full with the next Income Payment. Any overpayment, unless repaid to Us in one sum, will be deducted from future Income Payments otherwise due until We are repaid in full.

Non-Participating

This Contract does not participate in Our divisible surplus.

Evidence of Death, Age, Sex or Survival

If a Contract provision relates to the death of a natural Person, We will require proof of death before We will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or (c) a written statement by a medical doctor who attended the deceased; or (d) any other document constituting due proof of death under applicable state law. If Our action under a Contract provision is based on the age, sex, or survival of any Person, We may require evidence of the particular fact before We act under that provision.

Protection of Proceeds

No Beneficiary or payee may commute or assign any payments under a Contract before they are due. To the extent permitted by law, no payments shall be subject to the debts of any Beneficiary or payee or to any judicial process for payment of those debts.

Reports

We will send You a report that shows the Contract Value at least once each Contract Year. We will send any other reports that may be required by law.

Taxes

Any taxes paid to any governmental entity relating to the Contract will be deducted from the Purchase Payments or Contract Value. We may, in Our sole discretion, delay the deduction until a later date. By not deducting tax payments at the time of Our payment, We do not waive any right We may have to deduct amounts at a later date. We will, in Our sole discretion, determine when taxes relate to the Contract or to the operation of the Variable Account. We reserve the right to establish a provision for federal income taxes if We determine, in Our sole discretion, that We will incur a tax as a result of the operation of the Variable Account. Such a provision will be reflected in the Accumulation and Annuity Unit Values. We will deduct for any income taxes incurred by Us as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct from any payment under this Contract any withholding taxes required by applicable law.

Regulatory Requirements

All values payable under the Contract will not be less than the minimum benefits required by the laws and regulations of the states in which the Contract is delivered.

Suspension or Deferral of Payments

We reserve the right to suspend or postpone payments for a withdrawal, transfer, surrender or death benefit for any period when:

(1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or

(2) trading on the New York Stock Exchange is restricted; or

(3) an emergency exists as a result of which valuation or disposal of the assets and securities of the Variable Account is not

reasonably practicable; or

(4) the Securities and Exchange Commission, by order or

pronouncement, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission govern as to whether the conditions described in (2) and (3) above exist.

We reserve the right to delay payment of amounts allocated to the Fixed Account for up to six months.

Variable Account Provisions

The Variable Account

The Variable Account(s) is designated on the Contract Schedule and consists of assets set aside by Us, which are kept separate from Our general assets and all other variable account assets We maintain. We own the assets of the Variable Account. Variable Account assets equal to reserves and other contract liabilities will not be chargeable with liabilities arising out of any other business We may conduct. We may transfer to Our General Account assets which exceed the reserves and other liabilities of the Variable Account. Income and realized and unrealized gains or losses from assets in the Variable Account are credited to or charged against the account without regard to other income, gains or losses in Our other investment accounts.

The Variable Account assets are divided into Sub-accounts. The Sub-accounts which are available under the Contract are shown on the Contract Schedule. The assets of the Sub-accounts of the unit investment trust variable separate account are allocated to the Eligible Fund(s) and the Portfolio(s), if applicable, within an Eligible Fund shown on the Contract Schedule. The assets of the Sub-accounts of the investment company variable separate account, if applicable, are invested in portfolios of securities designed to meet the objectives of the Sub-Account shown on the Contract Schedule. We may, from time to time, add additional Sub-accounts, Eligible Funds or Portfolios to those shown on the Contract Schedule. You may be permitted to transfer Contract Values or allocate Purchase Payments to the additional Sub-Accounts, Eligible Funds or Portfolios. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by Us.

We also have the right to eliminate Sub-accounts from the Variable Account, to combine two or more Sub-accounts or to substitute a new Portfolio for the Portfolio in which a Sub-account invests. A substitution may become necessary if, in Our discretion, a Portfolio or Sub-account no longer suits the purposes of the Contract. This may happen: due to a change in laws or regulations or a change in a Portfolio's investment objectives or restrictions; because the Portfolio or Sub-account is no longer available for investment; or for some other reason. We will obtain any prior approvals that may be required from the insurance department of Our state of domicile, and from the SEC or any other governmental entity before making such a substitution.

When permitted by law, We reserve the right to:

(1) Deregister a Variable Account under the 1940 Act;

(2) Operate a Variable Account as a management company under the

1940 Act, if it is operating as a unit investment trust;

(3) Operate a Variable Account as a unit investment trust under the

1940 Act, if it is operating as a management company;

(4) Restrict or eliminate any voting rights as to the account;

(5) Combine the Variable Account with any other variable account.

Valuation of Assets

The assets of the Variable Account are valued at their fair market value in accordance with Our procedures.

Accumulation Units

Your Variable Account Value will fluctuate in accordance with the investment results of the Sub-accounts to which You have allocated Your Purchase Payments or Contract Value. In order to determine how these fluctuations affect Your Contract Value, We use an Accumulation Unit value. Accumulation Units are used to account for all amounts allocated to or withdrawn from the Sub-accounts of the Variable Account as a result of Purchase Payments, partial withdrawals, transfers, or charges deducted from the Contract Value. We determine the number of Accumulation Units of a Sub-account purchased or cancelled by dividing the amount allocated to, or withdrawn from, the Sub-account by the dollar value of one Accumulation Unit of the Sub-account as of the end of the Valuation Period during which We receive the request for the transaction.

Accumulation Unit Value

The Accumulation Unit Value for each Sub-account was initially set at $10. Subsequent Accumulation Unit Values for each Sub-account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by a net investment factor for the Sub-account for the current period. This factor may be greater or less than 1.0; therefore, the Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

We calculate the net investment factor for each Sub-account investing in shares of mutual funds by dividing (a) by (b) and then subtracting (c) where:

(a) is equal to:

(i) the net asset value per share of the Portfolio in which the

Sub-account invests at the end of the Valuation Period; plus

(ii) any dividend per share declared for the Portfolio that has an ex-dividend date within the current Valuation Period.

(b) is the net asset value per share of the Portfolio at the end of the preceding Valuation Period.

(c) is equal to:

(i) the sum of each Valuation Period equivalent of the annual rate for the Mortality and Expense Risk Charge, for the

Administrative Charge, and for the Distribution Charge, if

any, which are shown on the Contract Schedule;

plus

(ii) a charge factor, if any, for any tax provision established by Us a result of the operation of the Sub-account.

We calculate the net investment factor for each Sub-account investing directly in securities with the same formula, except:

(a) is equal to:

(i) the value of the assets in the Sub-account at the end of the preceding Valuation Period; plus

(ii) any investment income and capital gains, realized or

unrealized, credited to the assets during the current

Valuation Period; less

(iii) any capital losses, realized or unrealized, charged against the assets during the current Valuation Period; less

(iv) all operating and investment expenses relating to the assets that are incurred during the current Valuation Period.

(b) is the value of the assets in the Sub-account at the end of the preceding Valuation Period.

Mortality and Expense Risk Charge

Each Valuation Period We deduct a Mortality and Expense Risk Charge from each Sub-account of the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Mortality and Expense Risk Charge compensates Us for assuming the mortality and expense risks with respect to the Contracts We issue. We guarantee the dollar amount of each Income Payment after the first Income Payment will not be affected by variations in mortality or expense experience.

Administrative Charge

Each Valuation Period We deduct an Administrative Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Charge compensates Us for the costs associated with administration of the Variable Account and the Contracts We issue.

Distribution Charge

Each Valuation Period We deduct a Distribution Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Distribution Charge compensates Us for the costs associated with the distribution of the Contracts We issue.

Contract Maintenance Charge

We deduct a Contract Maintenance Charge from the Variable Account Value by cancelling Accumulation Units from each applicable Sub-account to reimburse Us for expenses relating to the maintenance of the Contract. We will deduct the Contract Maintenance Charge from the Sub-accounts of the Variable Account in the same proportion that the amount of Variable Contract Value in each Sub-account bears to the Variable Contract Value. The Contract Maintenance Charge is shown on the Contract Schedule. The Contract Maintenance Charge will be deducted from the Variable Contract Value on each Contract Anniversary during the Accumulation Period.

If a total surrender is made on a date other than a Contract Anniversary, the Contract Maintenance Charge will be deducted at the time of surrender.

During the Annuity Period, the Contract Maintenance Charge will be deducted on a pro-rata basis from each Annuity Payment.

Transfers

Subject to any limitation We impose on the number of transfers permitted in a Contract Year, You may transfer all or part of Your Contract Value among the Sub-accounts and the Fixed Account, if any, by Written Request or by telephone without the imposition of any fees or charges. Transfers among the Sub-accounts and the Fixed Account are permitted only during the Accumulation Period. The number of permitted transfers, and the charge for transfers in excess of that number, are shown on the Contract Schedule. All transfers are subject to the following:

(1) If more than the number of free transfers, shown on the Contract Schedule, are made in a Contract Year, We will deduct a transfer charge, shown on the Contract Schedule, for each subsequent transfer. The transfer fee will be deducted from the Sub-account from which the transfer is made. However, if You transfer Your entire interest in a Sub-account, the transfer fee will be deducted from the amount transferred. If You make a transfer from more than one Sub-account, any transfer fee will be allocated pro-rata among such Sub-accounts in proportion to the amount transferred from each.

(2) During the Annuity Period, transfers of values between Sub-accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units in the Sub-account to which a transfer is made, so that the next Income Payment, if it were made at that time, would be the same amount that it would have been without the transfer. Thereafter, Income Payments will reflect changes in the value of the new Annuity Units.

(3) The minimum amount which you may transfer is shown on the Contract Schedule. The minimum amount which must remain in a Sub-account after a transfer is shown on the Contract Schedule.

(4) If 100% of the value of any Sub-account is transferred and the current allocation for Purchase Payments includes that Sub-account, the allocation for future Purchase Payments will change to reflect Your allocation of Contract Value following the transfer.

(5) We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

We will not be liable for transfers made in accordance with Your instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period in which We receive the request for transfer.

Partial Withdrawals and Total Surrender

Partial Withdrawals

During the Accumulation Period while the Contract is In Force, You may, upon Written Request, make a partial withdrawal, subject to the provisions and limitations shown on the Contract Schedule. For purposes of determining whether a surrender charge is applicable to Your partial withdrawal:

(1) Your partial withdrawal will first be taken from the portion of

Your Contract Value which is in excess of Your Purchase

Payments, and then from Your Purchase Payments; and

(2) We will allocate partial withdrawals to Purchase Payments in the order in which the Purchase Payments were made, starting with the first.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-account in the ratio that Your interest in the Sub-account bears to Your Variable Account Value. You must specify by Written Request in advance if You want Accumulation Units to be cancelled in a manner other than the method described above. If there is no value or insufficient value in the Variable Account, then the amount withdrawn, or the insufficient portion, will be deducted from the Fixed Account. If You have multiple Guarantee Periods, We will deduct such amount from each Guarantee Period's values in the ratio that each Period's values bears to the total Fixed Account Value. You must specify by Written Request in advance if You want multiple Guarantee Periods to be reduced in a manner other than the method described above.

Each partial withdrawal must be for an amount not less than the amount shown on the Contract Schedule. The Contract Value which must remain in the Contract is shown on the Contract Schedule. The Contract Schedule also shows any charge.

Total Surrender

During the Accumulation Period while the Contract is In Force, You may, upon Written Request, make a total surrender of the Contract. We will pay You the Contract Surrender Value which equals:

(1) the Contract Value as of the end of the Valuation Period during which We receive a Written Request for a withdrawal or

surrender; less

(2) any applicable taxes not previously deducted; less

(3) any surrender charge; less

(4) any Contract Maintenance Charge.

We will pay the amount of any withdrawal or surrender within seven days unless the Suspension or Deferral of Payments Provision is in effect.

Death Provisions

Death of Contract Owner

These provisions apply if, during the Accumulation Period while the Contract is In Force, the Contract Owner or any Joint Contract Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Contract owned by a non-natural Person. The "designated beneficiary" will control the Contract after such a death. This "designated beneficiary" will be the first Person among the following who is alive on the date of death: Contract Owner; Joint Contract Owner; primary Beneficiary; Contingent Beneficiary; and Contract Owner's estate. If the Contract Owner and Joint Contract Owner are both alive, they shall be the "designated beneficiary" together.

If the decedent's surviving spouse (if any) is the sole "designated beneficiary", the surviving spouse will automatically become the new sole Contract Owner as of the date of the death. And, if the Annuitant is the decedent, the new Annuitant will be any living Contingent Annuitant, otherwise the surviving spouse. The Contract may stay in force until another death occurs (i.e., until the death of the Contract Owner or Joint Contract Owner). Except for this paragraph, all of "Death Provisions" will apply to that subsequent death.

In all other cases, the Contract may stay in force up to five years from the date of death. During this period, the "designated beneficiary" may exercise all ownership rights, including the right to make transfers or partial withdrawals or the right to surrender the Contract for its Contract Surrender Value. If this Contract is still in force at the end of the five-year period, We will automatically end it then by paying to the "designated beneficiary" the Contract Surrender Value without the deduction of any applicable surrender charges. If the "designated beneficiary" is not alive then, We will pay any Person(s) named by the "designated beneficiary" in a Written Request; otherwise the "designated beneficiary's" estate.

Death of Annuitant

These provisions apply if during the Accumulation Period while the Contract is In Force, (a) the Annuitant dies, (b) the Annuitant is neither the Contract Owner nor a Joint Contract Owner, and (c) the Contract Owner is a natural Person. The Contract will continue in force after the Annuitant's death. The new Annuitant will be any living Contingent Annuitant. We will allow You sixty days to designate someone other than Yourself as Annuitant. You will be the Contingent Annuitant unless You name someone else.

Payment of Benefits

Instead of receiving a lump sum, You or any "designated beneficiary" may by Written Request direct that We pay any benefit of $5,000 or more under an Annuity Option that meets the following: (a) the first payment to the "designated beneficiary" must be made no later than one year after the date of death; (b) payments must be made over the life of the "designated beneficiary" or over a period not extending beyond that person's life expectancy; and (c) any Annuity Option that provides for payments to continue after the death of the "designated beneficiary" will not allow the successor payee to extend the period of time over which the remaining payments are to be made.

Annuity Provisions

General

If the Contract is In Force on the Income Date, the Adjusted Contract Value will be applied under the Annuity Option selected by You. Income Payments may be made on a fixed or variable basis or both.

Income Date

The Income Date may be selected by You. It is shown on the Contract Schedule. The Income Date can be any time after the Contract Date for variable payments and any time after the first Contract Anniversary for fixed payments. The Income Date may not be later than the earlier of when the Annuitant reaches attained age 90 or that required under state law. If no Income Date is selected, it will be the earlier of when the Annuitant reaches attained age 90 or the maximum date permitted under state law, if any.

Prior to the Income Date, You may change the Income Date by Written Request. Any change must be requested at least 30 days prior to the new Income Date.

Selection of an Annuity Option

An Annuity Option may be selected by You. If no Annuity Option is selected, Option B will automatically be applied. Prior to the Income Date, You may change the Annuity Option selected by Written Request. Any change must be requested at least 30 days prior to the Income Date.

Frequency and Amount of Income Payments

Income Payments are paid in monthly installments unless quarterly, semi-annual or annual payments are chosen. The Adjusted Contract Value is applied to the Annuity Table for the Annuity Option selected. If the Adjusted Contract Value to be applied under an Annuity Option is less than $5,000, We reserve the right to make a lump sum payment in lieu of Income Payments. If the Income Payment would be or becomes less than $100, We will reduce the frequency of payments to a longer interval which will result in each payment being at least $100.

Annuity Options

The following Annuity Options or any other Annuity Option acceptable to Us may be selected:

OPTION A. ANNUITY FOR A FIXED NUMBER OF YEARS: Income Payments for a chosen number of years, not fewer than 5. If the payee dies during the payment period and the Beneficiary does not desire payments to continue for the remainder of the period, he/she may elect to have the present value of the remaining payments commuted and paid in a lump sum. During the payment period of a Variable Annuity, the payee may elect by Written Request to receive the following amount: (a) the present value of the remaining payments commuted; less (b) any surrender charge that may be due by treating the value defined in (a) as a surrender. Instead of receiving a lump sum, the payee may elect another Annuity Option. The amount applied to that Option would not be reduced by the charge defined in (b).

OPTION B. LIFE ANNUITY WITH PERIOD CERTAIN OF 10 YEARS: Income Payments during the lifetime of the payee and in any event for 10 years certain. If the payee dies during the guaranteed payment period and the Beneficiary does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed payments remaining commuted and paid in a lump sum.

OPTION C. JOINT AND SURVIVOR ANNUITY: Income Payments payable during the joint lifetime of the payee and a designated second natural person and then during the lifetime of the survivor.

Unless the Annuity Option provides for commutation by the payee, a payee may not withdraw or otherwise end an Annuity Option after it begins. Payments will end upon the payee's death unless the Annuity Option provides for payments continuing to a successor payee. No successor payee may extend the period of time over which the remaining payments are to be made.

Annuity

If You select a Fixed Annuity, the Adjusted Contract Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If You select a Variable Annuity, the Adjusted Contract Value will be allocated to the Sub-accounts of the Separate Account in accordance with the selection You make, and the Annuity will be paid as a Variable Annuity. You may also select a combination of a Fixed and Variable Annuity and the Adjusted Contract Value will be allocated accordingly. If You do not select between a Fixed Annuity and a Variable Annuity, any Adjusted Contract Value in the Variable Account will be applied to a Variable Annuity and any Adjusted Contract Value in the Fixed Account will be applied to a Fixed Annuity.

The Adjusted Contract Value will be applied to the applicable Annuity Table contained in the Contract based upon the Annuity Option You select. If, as of the Income Date, the current Annuity Option rates provide an initial Income Payment greater than the initial Income Payment guaranteed under the applicable Annuity Table in the Contract, the greater payment will be made.

Fixed Annuity

The minimum dollar amount of each Fixed Annuity Income Payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. After the initial Fixed Annuity Income Payment, the payments will not change regardless of investment, mortality or expense experience.

Variable Annuity

Variable Annuity payments reflect the investment performance of the Variable Account in accordance with the allocation of the Adjusted Contract Value to the Sub-accounts during the Annuity Period. Variable Annuity Income Payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity Income Payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. The dollar amount of Variable Annuity Income Payments for each applicable Sub-account after the first Variable Annuity Income Payment is determined as follows:

(1) the dollar amount of the first Variable Annuity Income Payment is divided by the value of an Annuity Unit for each applicable Sub-account as of the Income Date. This sets the number of Annuity Units for each monthly payment for the applicable Sub-account. The number of Annuity Units for each applicable Sub-account remains fixed during the Annuity Period;

(2) the fixed number of Annuity Units per payment in each Sub-account is multiplied by the Annuity Unit Value for that Sub-account for the Valuation Period for which the payment is due. This result is the dollar amount of the payment for each applicable Sub-account.

The total dollar amount of each Variable Annuity Income Payment is the sum of all Sub-account Variable Annuity payments reduced by the applicable portion of the Contract Maintenance Charge.

Annuity Unit

The value of any Annuity Unit for each Sub-Account of the Separate Account was initially set at $10.

The Sub-account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

(1) the net investment factor calculated as set forth on Pages 11-12 (but without the Distribution Charge, if any) for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-account for the immediately preceding Valuation Period.

(2) the result in (1) is then divided by the Assumed Investment Rate Factor which equals 1.00 plus the Valuation Period equivalent of the Assumed Investment Rate for the number of days in the current Valuation Period. The Assumed Investment Rate is equal to 6% per year.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

Using the Tables

Tables 2, 3, 5, and 6 are age-dependent. The amount of the first Income Payment will be based on an age a specified number of years younger than the person's then-attained age (i.e., age last birthday). This age setback is as follows:
Date of First Payment	Age Setback
1996-1999	1 year
2000-2009	2 years
2010-2019	4 years
2020-2029	5 years
2030 or later	6 years

We will calculate the amount for a payment frequency other than monthly and for any ages not shown in Tables 2, 3, 5, and 6 in accordance with the next section. Upon request, We will tell You any such amount.

Basis of Calculation

Tables 1 and 4 are based on interest at 6% and 3%, respectively. Tables 2, 3, 5, and 6 are based on the 1983 Individual Annuity Valuation Tables, weighted 40% male and 60% female, with interest at 6% (Tables 2 and 3) and 3% (Tables 5 and 6), projected dynamically with Projection Scale G.

TABLE 1: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION A FOR EACH $1,000 APPLIED
Years	Payment	Years	Payment	Years	Payment	Years	Payment

5	$19.17	12	$9.63	19	$7.24	25	$6.32
6	16.42	13	9.12	20	7.04	26	6.21
7	14.46	14	8.69	21	6.86	27	6.11
8	13.00	15	8.31	22	6.70	28	6.02
9	11.87	16	7.99	23	6.56	29	5.94
10	10.97	17	7.71	24	6.43	30	5.87
11	10.24	18	7.46

TABLE 2: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION B FOR EACH $1,000 APPLIED

Age	Payment	Age	Payment	Age	Payment	Age	Payment	Age	Payment

30	$5.09	43	$5.40	56	$6.06	69	$7.47	82	$ 9.72
31	5.11	44	5.44	57	6.13	70	7.63	83	9.87
32	5.13	45	5.47	58	6.21	71	7.79	84	10.02
33	5.14	46	5.51	59	6.30	72	7.95	85	10.15
34	5.16	47	5.55	60	6.39	73	8.12	86	10.27
35	5.18	48	5.60	61	6.48	74	8.30	87	10.38
36	5.20	49	5.64	62	6.59	75	8.48	88	10.48
37	5.23	50	5.69	63	6.69	76	8.66	89	10.57
38	5.25	51	5.74	64	6.81	77	8.84	90	10.65
39	5.28	52	5.80	65	6.93	78	9.03	91	10.72
40	5.31	53	5.86	66	7.05	79	9.21	92	10.77
41	5.34	54	5.92	67	7.19	80	9.38	93	10.82
42	5.37	55	5.99	68	7.33	81	9.55	94	10.86
								95	10.89

TABLE 3: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION C FOR EACH $1,000 APPLIED

COMBINATION OF AGES
	30	35	40	45	50	55	60	65	70	75	80	85	90	95

30	$4.97	$4.99	$5.00	$5.02	$5.04	$5.05	$5.06	$5.07	$5.08	$5.09	$5.09	$5.09	$5.10	$5.10
35		5.01	5.04	5.07	5.09	5.11	5.13	5.15	5.16	5.17	5.18	5.18	5.19	5.19
40			5.08	5.12	5.16	5.19	5.22	5.25	5.27	5.29	5.30	5.31	5.31	5.32
45				5.18	5.23	5.29	5.34	5.38	5.41	5.44	5.46	5.48	5.49	5.49
50					5.32	5.40	5.47	5.54	5.60	5.64	5.68	5.70	5.72	5.72
55						5.51	5.62	5.73	5.85	5.90	5.96	6.00	6.02	6.04
60							5.79	5.95	6.11	6.24	6.34	6.41	6.45	6.48
65								6.20	6.44	6.66	6.84	6.97	7.05	7.10
70									6.80	7.15	7.47	7.71	7.87	7.97
75										7.69	8.22	8.66	8.99	9.20
80											9.03	9.81	10.43	10.87
85												11.02	12.11	12.98
90													13.82	15.34
95														17.66

TABLE 4: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION A FOR EACH $1,000 APPLIED
Years	Payment	Years	Payment	Years	Payment	Years	Payment

5	$17.91	12	$8.24	19	$5.73	25	$4.71
6	15.14	13	7.71	20	5.51	26	4.59
7	13.16	14	7.26	21	5.32	27	4.47
8	11.68	15	6.87	22	5.15	28	4.37
9	10.53	16	6.53	23	4.99	29	4.27
10	9.61	17	6.23	24	4.84	30	4.18
11	8.86	18	5.96

TABLE 5: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION B FOR EACH $1,000 APPLIED
Age	Payment	Age	Payment	Age	Payment	Age	Payment	Age	Payment

30	$3.05	43	$3.46	56	$4.24	69	$5.79	82	$8.24
31	3.07	44	3.50	57	4.32	70	5.96	83	8.41
32	3.09	45	3.55	58	4.41	71	6.13	84	8.57
33	3.12	46	3.60	59	4.51	72	6.31	85	8.72
34	3.15	47	3.65	60	4.61	73	6.50	86	8.85
35	3.18	48	3.70	61	4.71	74	6.69	87	8.97
36	3.21	49	3.76	62	4.82	75	6.88	88	9.08
37	3.24	50	3.82	63	4.94	76	7.08	89	9.18
38	3.27	51	3.88	64	5.07	77	7.28	90	9.27
39	3.31	52	3.94	65	5.20	78	7.48	91	9.34
40	3.34	53	4.01	66	5.34	79	7.68	92	9.40
41	3.38	54	4.08	67	5.48	80	7.87	93	9.46
42	3.42	55	4.16	68	5.63	81	8.06	94	9.50
								95	9.53

TABLE 6: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION C FOR EACH $1,000 APPLIED

COMBINATION OF AGES
	30	35	40	45	50	55	60	65	70	75	80	85	90	95

30	$2.88	$2.92	$2.95	$2.98	$3.00	$3.01	$3.02	$3.03	$3.04	$3.04	$3.04	$3.05	$3.05	$3.05
35		2.97	3.02	3.06	3.09	3.12	3.14	3.15	3.16	3.17	3.17	3.18	3.18	3.18
40			3.09	3.15	3.20	3.24	3.27	3.30	3.32	3.33	3.34	3.34	3.34	3.35
45				3.24	3.31	3.38	3.44	3.48	3.51	3.53	3.54	3.55	3.56	3.56
50					3.43	3.53	3.62	3.69	3.74	3.78	3.80	3.82	3.83	3.83
55						3.68	3.81	3.93	4.02	4.09	4.13	4.16	4.18	4.19
60							4.01	4.19	4.35	4.47	4.56	4.61	4.65	4.66
65								4.47	4.73	4.94	5.11	5.21	5.28	5.32
70									5.11	5.48	5.78	6.00	6.13	6.21
75										6.04	6.57	6.99	7.28	7.46
80											7.40	8.16	8.75	9.15
85												9.38	10.46	11.29
90													12.18	13.68
95														16.02

Endorsements

To be inserted only by Us

Keyport

Life Insurance Company

Providence, Rhode Island

Variable Annuity Contract

Flexible Purchase Payments

Deferred Income Payments

Nonparticipating -- No Dividends